SUPPLEMENTAL COMPENSATION AGREEMENT

THIS SUPPLEMENTAL COMPENSATION AGREEMENT, dated effective as of December 16, 2004,

BETWEEN:

STREAM COMMUNICATIONS NETWORK & MEDIA INC., a company duly incorporated under the laws of the Province of British Columbia and having a business office and an address for notice and delivery located at Suite 1020 – 400 Burrard Street, Vancouver, British Columbia, V6C 3A6.

(the "Company");

OF THE FIRST PART

AND:

TERESA RZEPCZYK, an employee of the Company and having an address for notice and delivery located at c/o Suite 1020 – 400 Burrard Street, Vancouver, British Columbia, V6C 3A6

(the "Employee");

OF THE SECOND PART

WHEREAS:

A.
The Company is a reporting company duly incorporated under the laws of the Province of British Columbia, and with its shares trading on the Over-the-Counter Bulletin Board in the United States of America;

B.	The Company is involved in the business of operating cable television, internet and Voip in the country of Poland;

C.
The Employee has been employed by the Company since October 1, 1998 up to and including the date of this agreement, (the “Service Period”), who has been and continues to be instrumental to the ongoing operation and development of the Company and its business;

D.
During the Service Period the Employee has provided the Company with such general administrative services as was determined and required, from time to time, by the Board of Directors of the Company in their sole and absolute discretion, in connection with the operations and development of the Company, or of any of its subsidiaries. Specifically the Employee has provided secretarial services (collectively, the “Services”);

E.
In recognition of the past services rendered to the Company by the Employee during the Service Period, the Company wishes to provide the Employee with additional compensation by issuing common shares of the Company to the Employee at the deemed price of $0.41 USD per share,

NOW THEREFORE THIS AGREEMENT WITNESSETH that, in consideration of the mutual covenants and provisos herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

STOCK COMPENSATION

1.1
Common Shares. The Company shall issue to the Employee Twenty Five Thousand (25,000) common shares in the Company’s capital stock (the “Company Shares”) at an issue price of $0.41 USD per share or $10,250 in the aggregate (the “Issue Price”).

1.2	Payment of Issue Price. The Employee shall be deemed to have paid the full amount of the Issue Price by having provided the Company with the Services during the Service Period.

GENERAL PROVISIONS

2.1
Entire Agreement. This Agreement constitutes the entire agreement to date between the parties hereto and supersedes every previous agreement, expectation, negotiation, representation or understanding, whether oral or written, express or implied, statutory or otherwise, between the Parties with respect to the subject matter of this Agreement including, without limitation, the Underlying Agreement.

2.2	No Assignment. This Agreement may not be assigned by either party except with the prior written consent of the other party.

2.3
Further Assurances. The parties will from time to time after the execution of this Agreement make, do, execute or cause or permit to be made, done or executed, all such further and other acts, deeds, things, devices and assurances in law whatsoever as may be required to carry out the true intention and to give full force and effect to this Agreement.

2.4
Applicable Law. The situs of this Agreement is Vancouver, British Columbia, and for all purposes this Agreement will be governed exclusively by and construed and enforced in accordance with the laws prevailing in the Province of British Columbia.

IN WITNESS WHEREOF the parties hereto have executed this Agreement effective as of the date first set out above.

STREAM COMMUNICATIONS NETWORK & MEDIA INC.

/s/ Stanislaw L. Lis
Authorized Signatory

SIGNED, SEALED AND DELIVERED
BY TERESA RZEPCZYK in the presence of:

/s/ Ping Shen	/s/ Teresa Rzepczyk
Signature of Witness	TERESA RZEPCZYK

Ping Shen
Name of Witness

1328 E. 35th Ave.
Address of Witness

Vancouver, B.C. V5W 1C1